Exhibit 10.15

SE258388
This is the 1st affidavit of Tim Conder in this case and was made on November 6, 2025 NO. SE258388 VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, c. 57

AND

IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT OF
TILT HOLDINGS INC.

PETITIONER

AFFIDAVIT

I, Tim Conder, businessperson, of the City of Reno, Nevada, United States of America, SWEAR THAT:

I.	INTRODUCTION

1.I am the Chief Executive Officer of TILT Holdings Inc. (the “Petitioner”) and have personal knowledge of the matters described in this affidavit, except where I say that my knowledge is based on information from others, in which case, I believe the same to be true. I am authorized to make this affidavit on behalf of the Petitioner.

2.I have provided the loan documents, guarantees, security documents, and other related documents referenced herein to the Petitioner’s legal counsel, McCarthy Tetrault LLP, and copies of same (other than those documents attached as exhibits to this affidavit) are attached to the first affidavit of Susan Danielisz (the “Danielisz Affidavit”). I have reviewed the Danielisz Affidavit.

3.This affidavit is sworn in support of a petition by the Petitioner dated November 7, 2025 for an initial order (the “Initial Order”) under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c C-36 (the “CCAA”).

4.All references to currency in this affidavit are in United States dollars unless noted otherwise.

II.OVERVIEW

5.The Petitioner is a publicly traded company in the cannabis industry, offering, through its various subsidiaries, a broad range of products and services, including inhalation technology hardware, cannabis cultivation and processing, and retail operations.

6.The Petitioner is insolvent as of the date of this affidavit. The Petitioner’s only source of revenue is from its subsidiaries, who are highly levered with various secured debts. As a result, the Petitioner and its subsidiaries have been forced to enter into various alternative financing arrangements-such as establishing the trade payable credit line with Shenzhen Smoore Technology Limited (“Smoore”) described below, and entering forbearance agreements with a number of landlords-to address their financial challenges. The efforts to date have been insufficient and the Petitioner does not generate sufficient revenue to cover its monthly expenses.

7.This restructuring is required to address these issues facing the Petitioner by restructuring its balance sheet and allowing it to cease being a publicly traded company. I believe that such a proceeding is in the best interests of the Petitioner’s stakeholders.

8.The Petitioner has developed a proposed plan of arrangement (the “Plan”) to ‘take the Petitioner private’. In short, the Petitioner’s secured noteholders will release the guarantee of the Petitioner under the secured notes in exchange for all of the issued and outstanding shares of the Petitioner. As the guarantee currently secures nearly $85 million, this is a material release. The existing share capital and all equity interests in the Petitioner will be cancelled and replaced with equity in favour of the secured noteholders. All other debts of the Petitioner, both secured and unsecured, will be unaffected. The restructuring will eliminate the material costs of being a public company and allow the new equity holders to continue to monetize the Petitioner’s plant-touching assets, focus on the vaporization hardware business, and make further investment.

III.CORPORATE STRUCTURE AND MANAGEMENT

a.	Corporate Overview

9.The Petitioner is a publicly traded and reporting issuers incorporated in British Columbia, with shares listed on the Cboe Canada Exchange (symbol: “TILT”). The Petitioner’s registered office is located at Suite 2400, 745 Thurlow Street, Vancouver, British Columbia. A copy of the British Columbia Corporate Registry Search with respect to the Petitioner, is attached to the Danielisz Affidavit. The Petitioner has five directors, all of whom are resident in the United States.

10.The Petitioner’s active business is headquartered in Phoenix, Arizona with operations spanning multiple states in the United States. The business is run through a number of subsidiaries (discussed below). The Petitioner’s operations in Canada include its registered office, its securities listing, an employee, and its primary counsel, McCarthy Tetrault LLP, with whom it has a cash retainer.

11.The Petitioner posts detailed financial and other information on its business operations on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

12.The Petitioner manages a diverse portfolio of companies in the cannabis industry through two primary business segments: cannabis and accessories.

13.The cannabis segment includes plant-touching operations such as cultivation, manufacturing, and retail dispensaries. Revenue is generated from wholesale sale of cannabis products and retail sales at dispensaries.

14.The accessories segment includes ancillary products such as vaporization hardware. This segment is anchored by Jupiter Research LLC (“Jupiter”), which is a wholly owned subsidiary of the Petitioner.

b.	Organizational Chart

15.The Petitioner has 16 subsidiaries (collectively with the Petitioner, the “TILT Entities”).

The following is a depiction of the Petitioner’s current corporate structure:

16.Four of the TILT Entities have active operations: Jupiter, Standard Farms, LLC (“Standard Farms”), Standard Farms Ohio, LLC (“Standard Farms Ohio”), and Commonwealth Alternative Care, Inc. (“CAC”).

17.Jupiter is based in Phoenix, Arizona and is the global distribution leader in the vaporization segment. Jupiter designs, manufactures (via third parties), and distributes vape hardware (CCELL) and other inhalation technologies. Jupiter supplies over 1,000 dispensaries and cannabis brands globally with cartridge and vaporizer products. Jupiter distributes to clients across over 35 U.S. states and internationally. Jupiter has become the primary focus of the Petitioner’s business strategy given its growth potential and lower regulatory burdens compared to ‘plant-touching’ operations.

18.Standard Farms owns a cannabis production facility in White Haven, Pennsylvania. In September 2025, the Petitioner entered a management agreement with MariMed Advisors Inc. (“MariMed”) that transfers management of the day-to-day operations of Standard Farms to MariMed, while the Petitioner remains the permit holder of record.

19.Standard Farms Ohio operates a facility in Elroy, Ohio and holds a provisional processing license in Ohio. The facility allows the TILT Entities to manufacture cannabis extracts and infused products for the Ohio medical market.

20.CAC operates a facility in Taunton, Massachusetts that manufactures adult and medical use cannabis.

21.The Petitioner is exploring options to monetise the assets of/its investment in Standard Farms, Standard Farms Ohio, and CAC.

22.The Petitioner is the only applicant in the CCAA proceedings.

c.Employees

23.The Petitioner employs 15 people, who are based across the United States and one of whom is based in Toronto, Ontario and is a Human Resources Information System analyst. Their roles are all commercial in nature, including roles such as the chief executive officer, interim chief financial officer, controller, and general counsel.

d.Real Property

24.The Petitioner does not directly own or lease any real property. The Petitioner’s subsidiaries lease six properties all in the United States. The Petitioner has guaranteed Standard Farms’ lease in Pennsylvania and CAC’s lease in Massachusetts, both of which are in default and the subject of forbearance agreements with their respective landlords.

IV.FINANCIAL POSITION OF THE PETITIONER

25.A copy of the Petitioner’s interim statement of financial position as at September 30, 2025 is attached to the Danielisz Affidavit. Certain information contained in that unaudited balance sheet is summarized below.

26.A copy of the Petitioner’s audited consolidated financial statements for 2023 and 2024 are attached to the Danielisz Affidavit.

a.Assets

27.As at September 30, 2025, the Petitioner had total current assets with a book value of approximately $2.7 million, which consisted primarily of the following:

Asset Type	Book Value
Cash, Cash Equivalents, and Restricted Cash	$1.3 million
Accounts Receivable	$0.1 million
Other Current Assets	$1.3 million
Total	$2.7 million

28.The Petitioner’s long-term assets include investments in subsidiaries and intercompany receivables. The subsidiaries are the primary obligators on a majority of the secured debt described below. As such, the investments in subsidiaries have unknown fair market value and the intercompany receivables are not collectable at this time and are unknown long-term value.

b.Secured Obligations

29.The Petitioner has three “Secured Creditors”: (i) Smoore; (ii) the Junior Secured Noteholders (as defined below); and (iii) Entrepreneur Growth Capital LLC (“EGC”). The priority amongst the Secured Creditors is determined by the intercreditor agreements described below.

30.A copy of the British Columbia Personal Property Registry Search (the “PPR Search”) for the Petitioner is attached to the Danielisz Affidavit.

31.Copies of all of the documents described below are attached as Exhibits to the Danielisz Affidavit.

i.Junior Secured Noteholders

32.The “Junior Secured Noteholders” are the holders of notes purchased from Jupiter, Jimmy Jang, L. P. (“Jimmy Jang”), Baker Technologies, Inc. (“Baker Technologies”), and CAC pursuant to the note purchase agreements described herein.1

33.Jordan Geotas acts as the singular agent for all Junior Secured Noteholders (in such capacity, the “Noteholder Representative”).

1 As of October 27, 2025, the Junior Secured Noteholders include: Mak One, LLLP; RHC 3, LLLP; Callisto Collaborations, LLC; Jordan Geotas; and Daniel Santy.

34.As of November 4, 2025, the Junior Secured Noteholders are owed approximately $84.2 million by the TILT Entities (the “Junior Secured Debt”). The Petitioner has guaranteed the Junior Secured Debt.

A.2019 Secured Notes

35.Pursuant to the Junior Secured Note Purchase Agreement, dated November 1, 2019 (as amended, the “2019 Secured Note Purchase Agreement”), the Junior Secured Noteholders purchased $36,180,000 in secured promissory notes from Jupiter, Jimmy Jang, Baker Technologies, and CAC.

36.The 2019 Secured Note Purchase Agreement was amended by the First Amendment to the Secured Note Purchase Agreement, dated February 15, 2023, pursuant to which the Junior Secured Noteholders purchased an additional $8,260,185 of secured promissory notes from Jupiter, Jimmy Jang, Baker Technologies, and CAC.

37.Pursuant to the Amended and Restated Guaranty, dated February 15, 2023 (the “2023 Guarantee”), between a number of the TILT Entities including the Petitioner and the Noteholder Representative, those TILT Entities (which includes the Petitioner) guaranteed the obligations of Jupiter, Jimmy Jang, Baker Technologies, and CAC pursuant to the 2019 Secured Note Purchase Agreement.

38.As security for the 2019 Secured Note Purchase Agreement, the Petitioner executed the following security documents:

(a)

The Amended and Restated Security Agreement, dated February 15, 2023 (the “Feb 2023 Security Agreement”), between a number of the TILT Entities including the Petitioner and the Noteholder Representative, granted the Junior Secured Noteholders a security interest in all present and after-acquired property of those TILT Entities to secure all obligations owing by those TILT Entities to the Junior Secured Noteholders pursuant to the 2019 Junior Secured Note Purchase Agreement and the 2023 Guarantee.

(b)

The Amended and Restated Canadian Security Agreement, dated February 15, 2023 between the Petitioner and the Noteholder Representative, granted the Junior Secured Noteholders a first priority security interest in all present and future-acquired personal property of the Petitioner to secure all obligations owing by the Petitioner to the Junior Secured Noteholders pursuant to the 2019 Junior Secured Note Purchase Agreement and the 2023 Guarantee.

(c)

The Trademark Security Agreement, dated February 15, 2023, between a number of the TILT Entities including the Petitioner and the Noteholder Representative, granted the Junior Secured Noteholders a security interest in all of those TILT Entities’ interest in all trademarks and goodwill to secure all obligations owing by those TILT Entities to the Junior Secured Noteholders pursuant to the 2019 Junior Secured Note Purchase Agreement and the 2023 Guarantee.

(d)

Pursuant to the Amended and Restated Pledge Agreement, dated February 15, 2023, between a number of the TILT Entities including the Petitioner and the Noteholder Representative, those TILT Entities pledged to the Junior Secured Noteholders a first priority security interest in all present and after-acquired interest in all ownership interests in those TILT Entities and proceeds therefrom, as security for the 2019 Junior Secured Note Purchase Agreement and the 2023 Guarantee.

B.	2025 Secured Notes

39.Pursuant the Secured Note Purchase Agreement, dated November 3, 2025 (the “2025 Junior Secured Note Purchase Agreement”), the Junior Secured Noteholders purchased $2 million in secured promissory notes from Jupiter, Jimmy Jang, Baker Technologies, and CAC.

40.Pursuant to the Guaranty, dated November 3, 2025 (the “2025 Guarantee”), between a number of the TILT Entities including the Petitioner and the Noteholder Representative, those TILT Entities (including the Petitioner) guaranteed the obligations of Jupiter, Jimmy Jang, Baker Technologies, and CAC pursuant to the 2025 Secured Note Purchase Agreement.

41.As security for the 2025 Secured Note Purchase Agreement, the Petitioner executed the following security documents:

(a)

The Security Agreement, dated November 3, 2025, between a number of the TILT Entities including the Petitioner and the Noteholder Representative, granted the Junior Secured Noteholders a security interest in all present and after-acquired property of those TILT Entities to secure all obligations owing by those TILT

Entities to the Junior Secured Noteholders pursuant to the 2025 Junior Secured Note Purchase Agreement and the 2025 Guarantee.

(b)

The Canadian Security Agreement, dated November 3, 2025 between the Petitioner and the Noteholder Representative, granted the Junior Secured Noteholders a first priority security interest in all present and future-acquired personal property of the Petitioner to secure all obligations owing by the Petitioner to the Junior Secured Noteholders pursuant to the 2025 Junior Secured Note Purchase Agreement and the 2025 Guarantee.

(c)

The Patent Security Agreement, November 3, 2025, between the Petitioner, Jupiter, and the Noteholder Representative, granted the Junior Secured Noteholders a security interest in all of the Petitioner and Jupiter’s interest in all patent and goodwill to secure all obligations owing by the Petitioner and Jupiter to the Junior Secured Noteholders pursuant to the 2025 Junior Secured Note Purchase Agreement and the 2025 Guarantee.

(d)

Pursuant to the Pledge Agreement, dated November 3, 2025, between a number of the TILT Entities including the Petitioner and the Noteholder Representative, those TILT Entities pledged to the Junior Secured Noteholders a first priority security interest in all present and after-acquired interest in all ownership interests in those TILT Entities and proceeds therefrom, as security for 2025 Junior Secured Note Purchase Agreement and the 2025 Guarantee.

ii.	EGC

42.EGC is the Petitioner’s working capital revolver lender and has provided an asset-backed lending facility to Jupiter that is guaranteed, in part, by the Petitioner.

43.Jupiter and EGC entered into the Loan and Security Agreement, dated July 21, 2021 (as amended, the “EGC Loan and Security Agreement”) to fund Jupiter’s operations with a $10 million revolving credit loan (the “EGC Facility”). This was amended by the Joinder and First Amendment to Loan and Security Agreement, dated March 13, 2023, between EGC, Jupiter, and the Petitioner, to increase the revolving credit loan to $16.5 million.

44.Pursuant to the EGC Loan and Security Agreement, the Petitioner guaranteed $6 million of the principal amount owing by Jupiter to EGC pursuant to the EGC Loan and Security Agreement (the “EGC Guarantee”).

45.The EGC Guarantee is secured pursuant to the General Security Agreement, dated March 13, 2023, between the Petitioner and EGC (the “EGC General Security Agreement”). The EGC General Security Agreement grants EGC a security interest in all present and after-acquired property of the Petitioner to secure all obligations owing from the Petitioner to EGC.

46.As of November 3, 2025, EGC is owed approximately $2.4 million by the Petitioner (the “EGC Indebtedness”).

iii.	Smoore

47.Smoore is a critical supplier of vaping product inventory for the TILT Entities. Given the TILT Entities’ financial challenges, Smoore agreed to continue supplying its inventory on secured credit terms.

48.The Debt and Security Agreement, dated January 28, 2024, between Smoore and a number of the TILT Entities including the Petitioner (the “Smoore Debt and Security Agreement”), and corresponding Side Letter Agreement, dated January 28, 2024, expanded the Petitioner and Jupiter’s existing trade payable credit line with Smoore (the “Smoore Facility”). Pursuant to the terms of the Smoore Debt and Security Agreement, Smoore agreed to continue to make sales of CCELL vape hardware products and ship on credit to Jupiter. In exchange, those TILT Entities agreed to guarantee the payment of any amount owed by Jupiter to Smoore in excess of the amounts for which Smoore receives through insurance provided by Sinosure, a Chinese export and credit insurance corporation, for any non-payment by Jupiter of invoices aged over 120 days (the “Covered Amounts”).

49.As of November 4, 2025, Smoore is owed approximately $38.8 million by the Petitioner (the “Smoore Indebtedness”).

50.Pursuant to the Guaranty, dated January 28, 2024, a number of the TILT Entities, including the Petitioner but excluding Jupiter, guaranteed the Covered Amounts (the “Smoore Guarantee”).

51.The Smoore Guarantee is secured under the Smoore Debt and Security Agreement by a security interest in all present and after-acquired property of those TILT Entities, including the Petitioner, to secure the Secured Obligations (as defined in the Smoore Debt and Security Agreement), which includes the amounts guaranteed under the Smoore Guarantee.

iv.lntercreditor Agreements

52.In connection with entering into the Smoore Debt and Security Agreement, the Petitioner, Jupiter, EGC, the Noteholder Representative, and Smoore entered into the Subordination and lntercreditor Agreement, dated January 28, 2024 (the “2024 Subordination and lntercreditor Agreement”) to set their relative priorities of their security interests. Nothing in the 2024 Subordination and lntercreditor Agreement amends the previous Subordination and lntercreditor Agreements.

53.Pursuant to the 2024 Subordination and lntercreditor Agreement, EGC and the Noteholder Representative agreed to subordinate their secured interests in the TILT Entities’ property securing their facilities, except the Working Capital Collateral (as defined in the 2024 Subordination and lntercreditor Agreement), to Smoore’s secured interests.

54.In connection with entering into the 2025 Junior Secured Note Purchase Agreement, the Petitioner, EGC, the Noteholder Representative, Smoore, and Jupiter entered into the Subordination and lntercreditor Agreement, dated November 5, 2025 (the “2025 Subordination and lntercreditor Agreement”) to set their relative priorities of their security interests.

c.	Unsecured Obligations

55.The Petitioner’s “Unsecured Liabilities” consist of intercompany debt and accounts payables.

56.As of September 30, 2025, the Petitioner owed $10.9 million of intercompany debt, consisting of:

(a)	approximately $2.1 million owing to JJ Blocker Co.;
(b)	approximately $8.7 million owing to Standard Farms; and
(c)	approximately $0.1 million owing to Sante Veritas Holdings Inc.

57.As of October 28, 2025, the Petitioner owed $1.3 million of accounts payables, to various service providers.

d.Outstanding Indebtedness

58.As at November 4, 2025, the Petitioner’s outstanding indebtedness is $126.8 million, consisting of:

(a)	“Secured Indebtedness” totalling $125.4 million, consisting of:
(i)	$84.2 million owing to the Junior Secured Noteholders;
(ii)	$38.8 million owing to Smoore;
(iii)	$2.4 million owing to EGC; and
(b)

“Unsecured Indebtedness” totalling $12.2 million, of which $10.9 million relates to intercompany debt with the other TILT entities, and approximately $1.3 million is accounts payable owing to various service providers, plus all accruing interest, fees (including, without limitation, solicitor’s fees as between a solicitor and their own client), costs, and expenses, pursuant to and in accordance with the terms of the relevant agreements between the Lender and the Debtors (collectively, the “Indebtedness”).

V.NEED FOR CREDITOR PROTECTION

59.Given the Petitioner’s present financial and liquidity challenges, the Petitioner requires a stay of proceedings to provide them with the “breathing room” and stability needed to present the Plan to their creditors.

60.In response to challenges in the cannabis industry, the Petitioner has made a number of recent divestments and is seeking to monetize or outsource most of its cultivation and retail assets.

61.The Petitioner’s revenue in 2024 decreased approximately 30% from its 2023 revenue, showing continuing liquidity challenges. The headwinds in the cannabis sector-namely, price compression, limited financing options, and delayed U.S. regulatory reform-had resulted in significant losses for the Petitioner.

62.The liquidity crisis has reached a critical juncture in the last fiscal year, despite a number of actions taken by management in an effort to reduce the Petitioner’s ongoing obligations and to obtain sufficient liquidity to support its short-term needs. The Petitioner has incurred recurring losses and negative cash flows from operations.

63.The Jupiter business remains viable, but the current debt and loan obligations are unsustainable without a restructuring while in court protection. In particular, the ongoing costs of being a public company can no longer be supported and are unnecessary. All value resides with the creditors, and they are unprepared to provide continued support without the restructuring set out in the Plan. The Petitioner has already taken all reasonable measures outside of a court proceeding, including refinancing debt, monetizing assets, cutting costs, and attempting to raise funds, but nonetheless remains insolvent.

VI.	THE RESTRUCTURING PLAN

64.To address the Petitioner’s current financial difficulties and liquidity challenges, should the Court grant the Petitioner CCAA protection, the Petitioner intends to seek approval of a plan of arrangement (the “Plan”). A copy of the proposed Plan is attached to the Danielisz Affidavit.

65.Any capitalized terms in this section not otherwise defined herein have the meaning set out in the Plan.

66.The Plan contemplates the cancellation of all Existing Equity of the Petitioner. In exchange for terminating the 2023 Guarantee and reducing the Junior Secured Debt by $1,000 on a pro rata basis amongst the Junior Secured Noteholders, the Junior Secured Noteholders will either:

(a)

be issued new common shares in the capital of the Petitioner (the “New Shares”) on a pro rata basis among the Junior Secured Noteholders based on the total amount of Junior Secured Debt being converted, or

(b)

where conversion to equity is not possible for a Junior Secured Noteholder, they shall be entitled to decline their pro rata share of New Shares and retain the Junior Secured Debt owed to them as against Jupiter only.

The net result is that the Junior Secured Noteholders will own 100% of the equity in the Petitioner on implementation.

67.The Plan will be voted on by the only affected creditors: the Junior Secured Noteholders. The Unaffected Claims-which includes all other secured and unsecured creditors of the Petitioner-will continue unaffected after the implementation of the Plan and those with Unaffected Claims will not be entitled to vote or receive any distributions under the Plan in respect of such Unaffected Claims.

68.The Plan also releases all claims against (i) the Petitioner; (ii) the Directors and Officers of the Petitioner; (iii) legal counsel to the Petitioner; (iv) the Monitor and its legal counsel; and (v) the Junior Secured Noteholders (the “Released Parties”) relating to any Claim.

69.The Plan also waives any and all defaults of the Petitioner arising from commencing the CCAA proceedings, the filing of the Plan, or the transactions contemplated in the Plan.

70.The Petitioner’s management believe that notwithstanding the current financial and liquidity challenges, taking steps to seek protection under the CCAA and pursue approval of the Plan will maximize value and achieve a better result for the creditors and other stakeholders of the Petitioner than a cessation of business and liquidation of the Petitioner’s assets.

VII.	THE RESTRUCTURING SUPPORT AGREEMENTS

71.In the lead up to the commencement of these CCAA proceedings, the Petitioner has engaged with a number of its key stakeholders, including the Junior Secured Noteholders, regarding the Petitioner’s proposed restructuring plan. The Petitioner has executed restructuring support agreements with each of its Secured Creditors confirming their support of the Plan (the “RSAs”). Copies of those RSAs are attached to the Danielisz Affidavit.

72.In the event that the Initial Order is granted, the Petitioner intends to continue its engagement with stakeholders in advance of the hearing seeking an Amended and Restated Initial Order and the Meeting Order, with the goal of further refining its restructuring plan in a manner that addresses, to the extent possible in the circumstances, any concerns regarding the proposed path forward.

VIII.	RELIEF SOUGHT AT THE INITIAL HEARING
a.	Stay of Proceedings

73.The Petitioner requires a broad stay of proceedings to prevent enforcement action by creditors and to provide the Petitioner with breathing space while it attempts to effect a restructuring through approval of the Plan, all the while permitting its business to continue to operate as a going concern. Therefore, the Petitioner is seeking an initial stay of proceedings until November 17, 2025 (the “Stay of Proceedings”).

74.It is in the interest of all stakeholders for the Petitioner to undertake a coordinated restructuring under the CCAA to protect and maximize value for stakeholders. Absent the Stay of Proceedings, the Petitioner is at risk of enforcement actions that could interfere with its ability to continue to operate its business.

75.In light of the foregoing, the Stay of Proceedings is in the best interests of the Petitioner and its stakeholders. I understand that the proposed monitor believes that the Stay of Proceedings is appropriate in the circumstances.

b.	Monitor

76.The proposed Initial Order contemplates that PricewaterhouseCoopers Inc. (“PwC”) will act as the Monitor (in such capacity, the “Monitor”) in the CCAA proceedings. I understand that PwC has consented to act as the Monitor of the Petitioner in the CCAA proceedings if the proposed Initial Order is granted. A copy of PwC’s consent to act as the Monitor is attached to the Danielisz Affidavit. PwC (and its principals) are not directors, officers, or employees of the Petitioner, are not, to my knowledge, related to the Petitioner or any director or officer of the Petitioner, and have never been the auditors, accountants, or legal counsel to the Petitioner.

IX.CASH FLOW FORECAST

77.With the assistance of the proposed Monitor, the Petitioner has undertaken a cash flow analysis to determine the quantum of funding required to finance their operations, assuming the Initial Order is granted, over the 6-week period through to the week ending December 19, 2025 (the “Cash Flow Forecast”). The true copy of the Cash Flow Forecast is attached hereto as Exhibit “A”.

78.The Cash Flow Forecast indicates that the Petitioner will have sufficient liquidity to meet its obligations during the Stay of Proceedings.

X.CONCLUSION

79.I believe that the proposed Initial Order is in the best interests of the Petitioner and its stakeholders. The stay of proceedings will allow the Petitioner to continue ordinary course operations with the breathing space and stability necessary to develop and implement its restructuring contemplated in the Plan. Absent the stay of proceedings, the Petitioner will not have the breathing space necessary to meet its obligations as they become due, which would be detrimental to the value of its business, and in tum, the interests of its stakeholders. I believe the Petitioner is working in good faith and with due diligence.

80.In the circumstances, I believe that the CCM proceedings, to implement the Plan, is the best viable means of restructuring the Petitioner’s business for the benefit of its stakeholders and that the relief sought in the Initial Order is limited to what is reasonably necessary to stabilize the business in the initial ten-day period.

81.I acknowledge the solemnity of making a sworn statement/solemn declaration and acknowledge the consequences of making an untrue statement.

82.I was not physically present before the person before whom this affidavit was sworn or affirmed but was in that person’s presence using video conferencing.

SWORN BEFORE ME at Vancouver,	)
British Columbia, this 6th day of	)
November, 2025.	)
)
)
)
A Commissioner for taking Affidavits for	)	TIM CONDER
British Columbia	)

ASHLEY BOWRON
Barrister & Solicitor
McCarthy Tétrault LLP
SUITE 2400 - 745 THURLOW STREET
VANCOUVER, B.C. V6E 0C5
604-643-7973

This is Exhibit “A” referred to in Affidavit #1 of Tim Conder, sworn before me at Vancouver, British Columbia, this 6th day of November, 2025.

A Commissioner for taking Affidavits for British Columbia

Tilt Holdings Inc. (“TILT”)

Initial CCAA Cash Flow Forecast

For the six week period November 8, 2025 to December 19, 2025

$’s in CAD	Notes	Week# Week From Week To	1 8-Nov-25 14-Nov-25	2 15-Nov-25 21-Nov-25	3 22-Nov-25 28-Nov-25	4 29-Nov-25 5-Dec-25	5 6-Dec-25 12-Dec-25	6 13-Dec-25 19-Dec-25	Total 8-Nov-25 19-Dec-25

Receipts
Receipts	1, 2		200,000	190,000	230,000	260,000	220,000	180,000	1,280,000
Net Cash Receipts			200,000	190,000	230,000	260,000	220,000	180,000	1,280,000

Operating Costs
Employee Salaries & Benefits	3		154,464	100,000	197,000	80,000	204,464	50,000	785,929
General Administration Expenses	4		26,782	25,047	24,000	109,749	7,444	31,578	224,598
Other Professional Fees	5		15,000	17,500	15,000	17,500	10,000	17,500	92,500
Total Operating Costs			196,246	142,547	236,000	207,249	221,908	99,078	1,103,027

Cash From Operations			3,754	47,453	(6,000)	52,751	(1,908)	80,922	176,973

Restructuring Costs
Professional Fees	6		-	50,000	-	50,000	-	75,000	175,000
Total Restructuring Costs			-	50,000	-	50,000	-	75,000	175,000

Net Cash Flow			3,754	(2,547)	(6,000)	2,751	(1,908)	5,922	1,973

Cash Position
Opening Cash Balance			28,152	31,906	29,360	23,360	26,111	24,203	28,152
Net Cash Flow From Period			3,754	(2,547)	(6,000)	2,751	(1,908)	5,922	1,973
Closing Cash Balance			31,906	29,360	23,360	26,111	24,203	30,125	30,125

Notes

The Cash Flow Forecast includes assumptions discussed below with respect to the requirements and impact of a filing under the Companies’ Creditors Arrangement Act (“CCAA”). Since the Cash Flow Forecast is based on assumptions about future events and conditions that are not ascertainable, the actual results achieved during the Forecast Period will vary from the Cash Flow Forecast, even if the assumptions materialize, and such variations may be material. There is no representation, warranty or other assurance that any of the estimates, forecasts or projections will be realized.

1	As all operations take place within the subsidiaries of TILT, there are no operations; therefore, no A/R to collect.
2	Receipts consists of direct funding from TILT’s US subsidiaries.
3	Employee salaries & benefits includes the salaries, health insurance, and payroll taxes for 15 employees.
4	General administration expenses includes D&O insurance, IT expenses, and HR expenses amongst other regular course items.
5	Other professional fees includes fees for corporate legal counsel, accounting, audit, and tax professionals
6

Restructuring professional fees consist of estimated fees of TILT’s counsel, the Proposed Monitor, and the Proposed Monitor’s counsel to implement the CCAA proceedings. In addition to the estimated fees a retainer was also paid to the professionals prior to the Initial Hearing.